Exhibit 23(a)(4) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED SHORT-TERM MUNICIPAL TRUST

Amendment No. 8
to the
Amended & Restated
DECLARATION OF TRUST
Dated April 2, 1999

THIS Declaration of Trust is amended as follows:

Effective October 31, 2007:

Delete the Section 1, Names of Article I, Names and Definitions, in its entirety and replace with the following:

“Section 1.                      Name.

This Trust shall be known as the Federated Short-Intermediate Duration Municipal Trust.”

Delete subsection (b) from Section 2 Definitions of Article I, Names and Definitions, in its entirety and replace with the following:’

“Section 2.                      Definitions.

(b)	The “Trust” refers to the Federated Short- Intermediate Duration Municipal Trust.”

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 17th day of August, 2007.

WITNESS the due execution hereof this 17th day of August, 2007.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ Thomas G. Bigley	/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley	Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.	/s/ John E. Murray, Jr.
John T. Conroy, Jr.	John E. Murray, Jr.

/s/ Nicholas P. Constantakis	/s/ Thomas M. O’Neill
Nicholas P. Constantakis	Thomas M. O’Neill

/s/ John F. Cunningham	/s/ Marjorie P. Smuts
John F. Cunningham	Marjorie P. Smuts

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Lawrence D. Ellis, M.D.	/s/ James F. Will
Lawrence D. Ellis, M.D.	James F. Will